Exhibit 8.2

________________, 2007

Board of Directors
Beneficial Mutual Bancorp, Inc.
510 Walnut Street
Philadelphia, Pennsylvania 19106

Ladies and Gentlemen:

We have acted as special counsel to Beneficial Mutual Bancorp, Inc., a federal corporation (“Beneficial Mutual Bancorp”), in connection with the proposed merger (the “Merger”) of FMS Financial Corporation (“FMS Financial”), a New Jersey Corporation and the holding company for Farmers and Mechanics Bank (“Farmers and Mechanics”), a federal savings bank, with and into Beneficial Mutual Bancorp, pursuant to an Agreement and Plan of Merger, dated as of October 12, 2006, by and between Beneficial Mutual Bancorp, Beneficial Savings Bank MHC and Beneficial Mutual Savings Bank and FMS Financial and Farmers and Mechanics (the “Merger Agreement”). The Merger Agreement provides for the merger of FMS Financial with and into Merger Corp., an interim company organized by Beneficial Mutual Bancorp to facilitate the merger, with Merger Corp. as the surviving entity. Merger Corp. will then merge with and into Beneficial Mutual Bancorp, with Beneficial Mutual Bancorp as the surviving entity. At your request, and in connection with the Merger, we are rendering our opinion concerning certain United States federal income tax consequences of the Merger.

For purposes of the opinion set forth below, we have relied, with the consent of Beneficial Mutual Bancorp, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Beneficial Mutual Bancorp and FMS Financial dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement on Form S-1 filed by Beneficial Mutual Bancorp and the proxy statement/prospectus contained therein, each as amended or supplemented through the date hereof. Unless otherwise specified, terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

We have also assumed that: (i) the Merger will qualify as a statutory merger under the applicable laws of the Commonwealth of Pennsylvania; and (ii) the Merger will be reported by

Beneficial Mutual Bancorp and FMS Financial on their respective United States federal income tax returns in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

1.	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

2.	Beneficial Mutual Bancorp and FMS Financial will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any United States federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Further, no opinion is expressed with respect to the United States federal income tax consequences to FMS Financial shareholders subject to special treatment under United States federal income tax law, such as: (i) FMS Financial shareholders, if any, who hold FMS Financial Common Stock other than as a capital asset; (ii) banks or trusts; (iii) tax-exempt organizations; (iv) insurance companies; (v) regulated investment companies or mutual funds; (vi) dealers in securities of foreign currency; (vii) traders in securities who elect to apply a mark-to-market method of accounting; (viii) pass-through entities and investors in such entities; (ix) foreign persons; (x) shareholders who hold FMS Financial Common Stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument; and (xi) shareholders of FMS Financial Common Stock who acquired their shares of FMS Financial Common Stock upon the exercise of warrants or employee stock options or otherwise as compensation.

We assume no obligation to revise or supplement this opinion should the present United States federal income tax laws be changed by any legislation, judicial decisions or otherwise.

Very truly yours, MULDOON MURPHY & AGUGGIA LLP